EXHIBIT 5.1
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                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]


Extended Systems Incorporated
5777 North Meeker Avenue
Boise, Idaho  83713

RE:  POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 13, 2002 (the "REGISTRATION STATEMENT") in connection with the registration under the Securities Act of 1933, as amended, of 602,109 shares of your Common Stock, $0.001 par value per share (the "SHARES"), consisting of 583,120 Shares to be issuable pursuant to the 1998 Stock Plan and 18,989 Shares to be issuable pursuant to the Extended Systems Incorporated 2001 Approved Share Option Scheme (together with the 1998 Stock Plan, the "PLANS"). As your legal counsel, we have examined the proceedings taken in connection with the reservation of the Shares to be issued under the Plans.

         It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ Wilson Sonsini Goodrich & Rosati
                                            Professional Corporation